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                                                                    EXHIBIT 99.1



[TECHTEAM NATIONAL TECHTEAM INC. LETTERHEAD]

                                 NEWS RELEASE

FOR IMMEDIATE RELEASE - MAY 9, 1997  International Provider of Computer Services

National TechTeam, Inc.
835 Mason St., Suite 200
Dearborn, Michigan  48124                                       NASDAQ/NM-"TEAM"

CONTACT:

NATIONAL TECHTEAM, INC.        NATIONAL TECHTEAM, INC.
William F. Coyro, Jr.          Lawrence A. Mills
Chief Executive Officer        Chief Financial Officer
(313) 277-2277                 (313) 277-2277

                   NATIONAL TECHTEAM ANNOUNCES ADOPTION OF
                           SHAREHOLDER RIGHTS PLAN


DEARBORN, MICHIGAN, May 9, 1997...The Board of Directors of NATIONAL TECHTEAM, INC. has adopted a shareholders right plan by declaring a dividend of one Preferred Share Purchase Right on each outstanding share of TechTeam's common stock, to be distributed to shareholders of record as of the close of business on May 7, 1997.

The primary purpose of the distribution of Rights is to ensure that all stockholders of the Company receive fair treatment in the event of any hostile, unsolicited offer to acquire control of the Company. Over 1,800 companies have adopted similar plans. National TechTeam is not aware of any present effort to acquire control of the Company but is granting the Rights in order to enhance the ability of the Board to protect stockholder interests in the future.

The Rights Agreement is not intended to and will not prevent a takeover of TechTeam at a full and fair price nor should it interfere with any merger or other business combination that is in the best interests of TechTeam and its stockholders. However, it may cause substantial dilution to a person or group that acquires 15% of more of TechTeam's Common Stock unless the Rights are first redeemed by the Board of Directors. The Rights may be redeemed by TechTeam at $.01 per Right in cash prior to the day (or such earlier or later date as the Board may decide) it is announced by TechTeam that a person or group has acquired 15% or more of TechTeam's voting stock.

The Rights Agreement does not in any way weaken TechTeam's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to National TechTeam or its shareholders and will not change the way in which TechTeam's shares are traded.

                                    -more-


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[TECHTEAM NATIONAL TECHTEAM, INC. LETTERHEAD]

                                  NEWS RELEASE

The Board of Directors believes that the issuance of the Rights will enhance management's ability to operate the Company successfully in furtherance of long-range goals and the objective of giving stockholders every opportunity to participate fully in TechTeam's future. The Rights will expire on May 6, 2007, if not exercised, exchanged, or redeemed before then.

National TechTeam, Inc. is a leading provider of information technology outsourcing support services to large national and multi-national corporations, government agencies and service organizations. The Company offers its services through two global business units: (i) CALL CENTER SERVICES, which provides its clients with inbound telephone support for their computer product and end-users and (ii) CORPORATE COMPUTER SERVICES, which provides corporations with technical staffing (principally on-site help desk support), systems integration and instructor-led, computer-based training. National TechTeam is traded under the symbol "TEAM".


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